May 2, 2006

MCF Corporation
600 California Street, 9th Floor
San Francisco, CA 94108

Re:	MCF Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to MCF Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on April 5, 2006, as amended by Amendment No. 1 to Form S-1 filed on April 20, 2006 and Amendment No. 2 to Form S-1 filed on May 2, 2006 (the "Registration Statement"), for the registration for resale by the selling stockholders listed therein of 10,267,172 shares of Common Stock, par value $0.0001 per share (the "Shares"), of the Company.

As such counsel, we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also reviewed the Company’s charter documents and such other matters of law and examined and relied upon such corporate records, agreements, certificates and other documents, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed relevant and necessary as a basis for rendering the opinion expressed herein. We have assumed the genuineness and authenticity of all signatures on original documents, the conformity to originals of all documents submitted to us as copies thereof, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof and the legal competence of each individual executing a document. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents, and the due authorization by each such party of all requisite action and the due execution and delivery of such documents by each such party, and that such documents constitute the legal, valid and binding obligations of each such party.

This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon such review, we are of the opinion that (i) 914,778 Shares, all of which are currently outstanding, are validly issued, fully paid and nonassessable; and that (ii) 6,914,894 Shares, if and when issued upon conversion and surrender of the Variable Rate Secured Convertible Debenture Due December 31, 2010 executed by the Company in favor of Midsummer Investment, Ltd. (the “Debenture”), as provided for in the Debenture and the Securities Purchase Agreement dated March 7, 2006 by and between MCF Corporation and Midsummer Investment, Ltd. evidencing the Debenture’s purchase and sale, will be validly issued, fully paid and nonassessable; and (iii) the remaining 2,437,500 Shares, if and when issued upon exercise and surrender of the Common Stock Purchase Warrant dated March 7, 2006 executed by MCF Corporation in favor of Midsummer Investment, Ltd.( the “Warrant”) and the payment of the exercise price as provided in the Warrant, will be validly issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the above matter. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

This letter is furnished by us to you and may not be relied upon by, nor may copies be delivered or disclosed to, any other person or entity without our prior written consent except as provided herein.

Very truly yours,

FISH & RICHARDSON P.C.